Exhibit 10.1

PATENT LICENCE AGREEMENT

(ADAIR PATENT RIGHTS)

(MEDI-493)

between

CELLTECH THERAPEUTICS LIMITED

and

MEDIMMUNE INC.

THIS AGREEMENT is made the 19 day of January 1998

BETWEEN

1.                                       CELLTECH THERAPEUTICS LIMITED (registered in England No. 1472269) whose principal place of business is at 216 Bath Road, Slough, Berkshire SL1 4EN, England (“Celltech”); and

2.                                       MEDIMMUNE INC. of 35 West Watkins Mill Road, Gaithersburg, MD  20878, USA (“Licensee”).

WHEREAS

A.                                   Celltech claims John Robert Adair, Diljeet Singh Athwal and John Spencer Emtage whilst employees of Celltech in or about December 1989 developed certain processes and products in the field of genetic engineering of monoclonal antibodies which are the subject of the Adair Patent Rights, and

B.                                     Celltech has filed and prosecuted patent applications and/or been granted patents in the Patent Offices of the United Kingdom and elsewhere in respect of such processes and products, and

C.                                     Celltech wishes to grant and the Licensee wishes to accept a licence under the Adair Patent Rights on the terms set out below.

NOW IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS

In this Agreement the following words and phrases shall have the following meanings unless the context otherwise requires:

1.1	“Adair Patent Rights”	shall mean the Patent Rights short particulars of which are set out in Schedule 1 hereto and sometimes referred to collectively or individually as “the Adair Patent”.

1.2	“Affiliate”	shall mean any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant party to this Agreement.

1.3	“Control”	shall mean ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.4	“Commencement Date”	shall mean the date hereof;

1.5	“Field”	shall mean the field of human therapy and prophylaxis.

1.6	“Net Receipts”

shall mean all monies received by or on behalf of the Licensee or by or on behalf of its sub-licensees in respect of the sale of Product(s), less the following items to the extent that they are paid or allowed and included in the invoice price:

i) normal discounts actually granted;

ii) credits allowed for Products returned or not accepted by customers: disallowed reimbursements;

iii) packaging, transportation and pre-paid insurance charges on shipments or deliveries to customers;

iv) sales, customs, and excise taxes actually incurred and paid by the Licensee or its sub-licensees in connection with the sale or delivery of Product to customers.

Upon any sale or other disposal of Product by or on behalf of Licensee or its sub-licensee other than a bona fide arms length transaction exclusively for money or upon any disposal of the Product for purposes which do not result in a disposal of such Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the then current maximum selling price in the country in which such sale, other disposal or use occurs.

For the avoidance of doubt, the supply of Product free of charge for use in clinical studies or to third parties for research evaluation purposes shall not be included in this provision.

1.7	“Patent Rights”

shall mean patent applications or patents, inventor certificates, utility certificates, improvement patents and models and certificates of addition and includes any divisions, renewals, continuations, extensions or re-issues thereof anywhere in the Territory and supplementary protection certificates.

1.8	“Product”

shall mean antibodies or fragments thereof or any formulation containing the same of which the Licensee is the proprietor or is otherwise licensed to develop, make, have made, use or sell, and which bind to the respiratory syncitical virus (MEDI-493).

1.9	“Territory”	shall mean worldwide.

1.10	“Valid Claim”

shall mean a claim of an issued, unexpired patent included within the Adair Patent Rights which has not been held invalid or unenforceable in an unappealed or unappealable decision of a court or competent body having jurisdiction thereof.

2.                                      GRANT OF RIGHTS

2.1                                 Celltech hereby grants to the Licensee with effect from the Commencement Date a non-exclusive licence under the Adair Patent Rights to develop, make, have made, use and sell Products in the Field and Territory;

2.2                                 Licensee shall be entitled to sublicense the rights granted in clause 2.1 on terms which are subject and subordinate to the terms of this Agreement and at least 14 days prior to the execution of any sublicence, Licensee shall give written notice to Celltech of the identity of the sublicensee together with details of the antibody covered by the sublicence and Licensee shall provide Celltech with a redacted copy (excluding financial and other relevant terms) of any sub-licence granted pursuant to this Clause 2.2 promptly after its execution.

3.                                      PAYMENT

3.1                                 In consideration of the Licences granted in clause 2 the Licensee shall pay to Celltech an initial sum of [***] against Celltech’s invoice to be issued on the Commencement Date.

3.2                                 In further consideration of the licenses granted in Clause 2 the Licensee shall pay to Celltech annually upon each anniversary of the Commencement Date [****] which amount may be offset in each year up to a maximum of [***] against up to half the amount of any royalties payable under Clause 3.3 by the Licensee in the same year.

3.3                                 In further consideration of the licences granted in Clause 2 the Licensee shall pay to Celltech a royalty at the rate of [***] of Net Receipts from all Products sold where the manufacture or sale of the Product in a country of the Territory would, but for the licence granted hereby, infringe a Valid Claim.

3.4                                 Payments due under Clause 3.3 shall be made within 30 days of the end of each calendar quarter in respect of royalties accruing on Net Receipts during that calendar quarter.  Payments due under Clause 3.2 shall be made within 30 days of each anniversary of the Commencement Date.

3.5                                 All payments due under this Agreement:

3.5.1        are exclusive of any Value Added Tax or similar tax which shall be payable in addition by the Licensee.

3.5.2        shall be made in pounds sterling or to the credit of a bank account to be designated in writing by Celltech.  Payments due to Celltech in a currency other than pounds sterling shall first be calculated in the relevant foreign currency and then converted to pounds sterling at the rate of exchange of the currency in the country in which such payments fall due, as determined by the Financial Times Spot Rate for the pound in London first published on the day after the last business day of the calendar quarter in respect of which the royalties are payable.

3.5.3        shall be made in full without set-off and free and clear of and without any deduction or withholding for or on account of taxes, duties, levies, imposts, fees or charges and other duties that may be imposed by or under the authority of any government or public authority as far as is legally possible save with regard to withholding tax.  Where any sum due to be paid to Celltech hereunder is subject to any withholding or similar tax the parties shall take all reasonable steps to do all such acts and things and to sign all such deeds and documents as will enable them to take advantage of any applicable double taxation agreements with the object of paying the sums due to Celltech and on a gross basis.  In the event there is no applicable double taxation agreement the Licensee shall pay such withholding or similar tax, deduct the relevant amount from the payment due to Celltech, and secure and send to Celltech proof of such withholding or similar tax in a form satisfactory to Celltech as evidence of such payment.

3.6                                 Where Celltech does not receive payment of any sums due to it within the period specified hereunder in respect thereof interest shall accrue on the sum outstanding at the rate of 2% above the “Base Rate” from time to time of Midland Bank Plc calculated on a daily basis without prejudice to Celltech’s right to receive payment on the due date therefor.

3.7                                 If restrictions on the transfer of currency exist in any country of the Territory such as to prevent the Licensee from making payments in the United Kingdom, the Licensee shall take all reasonable steps to obtain a waiver of such restrictions or otherwise enable the Licensee to make such payments failing which the Licensee may make the royalty payments due upon sales in such country in local currency and deposit such payments in a local bank or other depository designated by Celltech.

4.                                      RECORDS AND STATEMENTS

4.1                                 The Licensee agrees to keep true and accurate records and books of account containing all data necessary for the calculation of the royalties payable to Celltech under clause 3.3.  At Celltech’s request and expense the Licensee shall permit a representative of a firm of independent accountants, appointed by Celltech and acceptable to the Licensee (such acceptance not to be unreasonably withheld or delayed), upon reasonable notice and at reasonable times, to inspect such books and records for the purposes of verifying the royalties payable to Celltech by the Licensee.  If the royalties are found to be in error such that royalties were underpaid, then the Licensee shall promptly make good any deficiency including making payments of interest on outstanding sums in accordance with the current rate subsisting pursuant to clause 3.6 and if any deficiency of 5% or more is found to have arisen the costs of the said inspection shall be borne by the Licensee.

4.2                                 The Licensee shall prepare a statement in respect of each calendar quarter of this Agreement which shall show for the calendar quarter in question the Net Receipts of sales by it or any sub-licensee of Products on a country by country basis, details of the quantities of Products manufactured and/or sold in each country in respect of which there are Adair Patent Rights licensed under this Agreement and the royalty and VAT due to Celltech thereon pursuant to clause 3 above.  Such statement shall be submitted to Celltech within 30 days of the end of each calendar quarter to which it relates together with a remittance for the royalties due to Celltech.  Celltech shall simultaneously raise and send a VAT invoice to the Licensee.  If Celltech shall give notice to the Licensee within ninety (90) days of the receipt of any such statement that it does not accept such statement, the statement shall be certified by a firm of independent accountants appointed and paid for by Celltech and acceptable to Licensee (such acceptance not to be unreasonably withheld or delayed).  The Licensee shall make available all books and records necessary for the purpose of such clarification.  Following any such clarification the parties shall make any adjustments necessary in respect of royalties already paid to Celltech in relation to the period in question.

5.                                      PATENT PROSECUTION AND MAINTENANCE

5.1                                 Celltech hereby undertakes that at its own expense it will:

5.1.1        prosecute such of the Adair Patent Rights which are patent applications diligently to grant so as to secure the broadest protection obtainable so far as it is reasonable to do so with particular reference to Celltech’s commercial considerations; and

5.1.2        pay all renewal fees for the Adair Patent Rights for the full term thereof so far as it is reasonable to do so with particular reference to Celltech’s commercial considerations.

6.                                      THIRD PARTY PATENTS AND INFRINGEMENTS

6.1                                 The Licensee shall promptly notify Celltech in writing of any infringement or threatened infringement or improper or unlawful use of or of any challenge to the validity of the Adair Patent Rights of which it is or becomes aware and shall provide Celltech with evidence thereof.

6.2                                 With respect to Adair Patent Rights as licensed herein Celltech undertakes and agrees to take all such steps and proceedings and to do all such other acts and things as may in Celltech’s sole discretion be necessary to restrain any infringement or improper or unlawful use of or to defend any challenge to the validity of the Adair Patent Rights in the Territory and the Licensee shall permit Celltech to have the sole conduct of any such steps and proceedings including the right to settle them whether or not the Licensee is a party to them.  Licensee hereby agrees to cooperate fully with Celltech at Licensee’s own cost and expense to the extent such cost and expense is reasonable lending its name to the proceedings as may be necessary.  Celltech shall be entitled to retain any and all monies received from such proceedings subject to the Licensee being entitled to recover those expenses incurred by the Licensee.

7.                                      LIABILITY

7.1                                 Celltech gives no representation or warranty that the Adair Patent Rights which are patent applications will be granted or if granted will be valid nor that the exercise of the rights granted to the Licensee hereunder will not infringe the Patent Rights or other intellectual property rights vested in Celltech or in any third party.

7.2                                 The Licensee hereby undertakes and agrees to be solely responsible at its own cost and expense for dealing with and for any liability, loss, damage, cost or expense arising from any contractual tortious or other claims or proceedings by third parties concerning the development, manufacture, marketing or sale of Products and in particular product liability claims or proceedings and shall promptly indemnify Celltech against all such liability, loss, damage, cost or expense.

7.3                                 No rights are granted save for those expressly granted herein and no rights shall arise by implication, estoppel or otherwise, and the Licensee acknowledges that it must satisfy itself as to the need for licenses under intellectual property rights vested in Celltech (other than Adair Patent Rights) and in any third parties in order to exploit the rights granted herein.

7.4                                 The obligations of the Licensee under this clause 7 shall survive the termination of this Agreement for whatever reason.

8.                                      SECURITY/CONFIDENTIALITY

8.1                                 Both parties undertake and agree not at any time for any reason whatsoever to disclose or permit to be disclosed to any third party or make use of or permit to be made use of any trade secrets or confidential information relating to the business affairs or finances of the other which comes into their possession pursuant to this Agreement save as may be expressly permitted hereunder and then only having imposed corresponding obligations of confidence upon the recipient.

8.2                                 The obligations of confidence referred to in this clause 8 shall not extend to any information which:

8.2.1        is or shall become generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this clause 8;

8.2.2        is known to the recipient party and is at its free disposal prior to its receipt from the other;

8.2.3        is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligations in respect thereof.

8.2.4        is required to be disclosed by order of a court or governmental agency or authority or for regulatory purposes or to meet the requirements of any Stock Exchange to which the parties may be subject provided that the party making such disclosure shall without delay notify the other party in writing of such requirement to make disclosure and shall not make such disclosure prior to such notification to the other party.

8.3           The obligations of each party under this clause 8 shall survive the termination of this Agreement for whatever reason.

8.4           Notwithstanding the foregoing, Licensee may provide confidential information to its sub-licensees, contract manufacturers of Product, marketing and distribution partners for Product always provided that such sub-Licensees, contract manufacturers and partners are bound by obligations of confidentiality and limited use equivalent to those of Licensee herein.

9.                                      TERM

9.1                                 Subject to the provisions for earlier termination contained herein, this Agreement shall commence on the Commencement Date and shall continue until expiry of the last to expire of the Adair Patent Rights.

10.                               TERMINATION

10.1                           Subject to the provisions of clause 11.3:

10.1.1      Either Celltech or the Licensee may terminate this Agreement immediately by notice in writing to the other if the other party commits a breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied by such other party within 30 days of the receipt by the other of a notice identifying the breach and requiring its remedy; or

10.1.2                  Intentionally omitted.

10.2                           Licensee shall have the right to terminate the Agreement at any time by thirty (30) days prior written notice to Celltech.

11.                               CONSEQUENCES OF TERMINATION

11.1                           If this Agreement is terminated for any reason, any and all licences granted hereunder shall terminate with effect from the date of termination.

11.2                           If this Agreement is terminated, any sub-licensees of the Licencee may request, and if requested and if Celltech agrees, obtain its own licence under the Adair Patent Rights for Product in the Field directly with Celltech on the same terms and conditions as herein contained.

11.3                           Termination of this Agreement for whatever reason or expiration of this Agreement shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination and in particular but without limitation the right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

12.                               ASSIGNMENT

12.1                           Subject to the provisions of clause 12.2 below and save as otherwise provided herein neither party shall assign, transfer, charge, sub-contract or in any other manner make over to any third party the benefit and/or burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed.

12.2                           Celltech shall be entitled without the prior written consent of the Licensee to assign, transfer, charge or in any manner make over the benefit and/or burden of this Agreement to an Affiliate or to any 50/50 joint venture company where it is the beneficial owner of 50% of the issued share capital thereof or to any company with which it may merge or to any company to which it may transfer substantially all of its assets and undertaking.

12.3                           This Agreement shall be binding upon the successors and assigns of the parties hereto and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party except as expressly provided herein.

13.                               GOVERNING LAW AND JURISDICTION

13.1                           The validity, construction and performance of this Agreement shall be governed by English law.

13.2                           All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement shall be subject to the jurisdiction of the laws of England to the jurisdiction of whose courts the parties hereto submit.  Each of the parties consents to the award or grant of any relief in any such proceedings before the High Court of Justice in England.  Either party shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from a Court of Justice in England.

14.                               FORCE MAJEURE

14.1         Neither party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, fire, earthquake, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either party.  If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of such reasons, such party shall give written notice to the other of such inability stating the reason in question.  The operation of this Agreement shall be suspended during the period (and only during the period) in which the reason continues.  Forthwith upon the reason ceasing to exist the party relying upon it shall give written advice to the other of this fact.  If the reason continues for a period of more than 90 days and substantially affects the commercial basis of this Agreement, the party not claiming under this clause 14 shall have the right to terminate this Agreement upon giving 60 days written notice of such termination to the other party.

15.                               ILLEGALITY

15.1         If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever, including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties hereto or this Agreement including the EC Commission or the European Court of Justice, such terms or provisions shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement in the jurisdiction in question provided always that if any such deletion substantially affects or alters the commercial basis of this Agreement either party shall have the right to terminate this Agreement upon giving 60 days written notice of such termination to the other party.

16.                               ENTIRE AGREEMENT/AMENDMENT/WAIVER/PRESS RELEASES/COSTS

16.1         This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement.  Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

16.2                           This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

16.3                           No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.4                           The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement shall require the approval of each party hereto.

16.5                           Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

17.                               NOTICE

17.1                           Any notice, report or other document required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, by courier, by mail or by facsimile and confirmed by mail, to the address stated below and shall be effective three (3) business days after despatch by express courier or such mailing:

If to Celltech:	Celltech Therapeutics Ltd
216 Bath Road
Slough
Berkshire
SL 1 4EN, England

Facsimile: 01753 536632
Attention: Company Secretary

If to Licensee:	MedImmune Inc.
35 West Watkins Mill Road
Gaithersburg MD 20878
USA

Facsimile: 001 301 527 4201
Attention: President

or at such other address as Celltech or the Licensee may furnish from time to time to the other in writing.

17.2                           All such notices and documents shall be in the English language.  To prove the giving of a notice or other document it shall be sufficient to show that it was despatched.

18.                               INTERPRETATION

18.1                           The headings in this Agreement are inserted only for convenience and shall not affect the construction hereof.

18.2                           Where appropriate, words denoting a singular number only shall include the plural and vice versa.

18.3                           Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended or re-enacted.

IN WITNESS whereof, duly authorised officers of the parties hereto have set their hands the year first above written.

SIGNED by	)	/s/
for and on behalf of	)
CELLTECH THERAPEUTICS LIMITED	)	/s/
Title

SIGNED by	)	/s/
for and on behalf of	)
MEDIMMUNE INC.	)	/s/
Title

SCHEDULE 1

ADAIR PATENT RIGHTS

SCHEDULE 1

Celltech Ref. No.:	PA 259

Title:	Humanised Antibodies

Subject Matter:	Recombinant human antibodies

Inventors:	Adair, John Robert
Athwal, Diljeet Singh
Emtage, John Spencer

Priority Application Date:	21st December 1989
Earliest Publication Date/No:	11th July 1991/WO91/09967

Territory	Application Date	Application No.	Patent No.	Expiry Date

Australia	21.12.90	69740/91	646009	21.12.10
Australia (divisional)	21.12.90	64612/94	664801	21.12.10
Bulgaria	21.12.90	95018	60462	21.12.10
Canada	06.03.91	2037607.4
Canada (divisional)	06.03.91	2129219
*Europe	21.12.90	91901433.2	0460167	21.12.10
*Europe (divisional-1)	21.12.90	94104042.0
*Europe (divisional-2)	21.12.90	94202090.0
Finland	21.12.90	913926
Hungary	21.12.90	2734/91
Japan	21.12.90	501864/91
Norway	21.12.90	913228
Romania	21.12.90	148282
South Korea	21.12.90	700949/91
United Kingdom	21.12.90	9117612.3	2246570	21.12.10
United Kingdom (divisional)	21.12.90	9318912.4	2268745	21.12.10
USA	21.12.90	08/303569
USA	21.12.90	tba
USA (divisional)	21.12.90	[***]

*Includes:  Austria, Belgium, Denmark, France, Germany, Greece, Italy, Liechtenstein, Luxembourg, Netherlands, Spain, Sweden, Switzerland, United Kingdom